Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TUBEMOGUL, INC.

TubeMogul, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is TubeMogul, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 21, 2014.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment of Amended and Restated Certificate (the “Certificate of Amendment”) further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3. Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing that the terms and provisions of this Certificate of Amendment be submitted to and considered by the stockholders of the Corporation for approval.

4. The terms and provisions of this Certificate of Amendment have been duly adopted and approved by the stockholders of the Corporation, acting in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

5. The third paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be comprised of 4,177,390 shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of 7,847,028 shares and shall be designated “Series A-1 Preferred Stock.” The third series of Preferred Stock shall be comprised of 10,298,658 shares and shall be designated “Series B Preferred Stock.” The fourth series of Preferred Stock shall be comprised of 8,851,871 shares and shall be designated “Series C Preferred Stock.”

Effective upon the filing of this Certificate of Amendment:

(a) every two (2) shares of Common Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one (1) share of Common Stock;

(b) every two (2) shares of the Series A Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one (1) share of Series A Preferred Stock;

(c) every two (2) shares of Series A-1 Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one (1) share of Series A-1 Preferred Stock;

(d) every two (2) shares of Series B Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one (1) share of Series B Preferred Stock; and

(e) every two (2) shares of Series C Preferred Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one (1) share of Series C Preferred Stock.

The foregoing combinations and conversions shall be hereinafter referred to collectively as the “Reverse Stock Split.”

The Reverse Stock Split shall occur automatically and without any further action on the part of the Corporation or the holders thereof and whether or not certificates representing the holders’ shares prior to the Reverse Stock Split are surrendered for cancellation.

The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share on a certificate-by-certificate basis. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock and Preferred Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each Common Stock or Preferred Stock certificate that, immediately prior to the effective time of the Reverse Stock Split, represented shares of old Common Stock or Preferred Stock shall, from and after the effective time of the Reverse Stock Split, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of new Common Stock or Preferred Stock into which the shares of old Common Stock or Preferred Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of old Common Stock or Preferred Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of new Common Stock or Preferred Stock into which the shares of old Common Stock or Preferred Stock represented by such certificate shall have been reclassified.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as follows:”

6. Section 4(b) of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(b) Election of Directors. At each election of directors of the Corporation, (i) for so long as at least 1,000,000 shares of Series A-1 Preferred Stock and at least 1,000,000 shares of Series B Preferred Stock remain outstanding (each series as adjusted for any Recapitalization Events), the holders of Series A Preferred Stock and Series A-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director, (ii) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director, (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) directors and (iv) the holders of Preferred Stock and Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining directors of the Corporation.”

7. The foregoing amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141, 211, 222 and 242 of the General Corporation Law of the State of Delaware.

8. This amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, said TubeMogul, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: April 14, 2014

TubeMogul, Inc.

/s/ Brett Wilson
Brett Wilson
President